Exhibit 99.2

StorageTek
Q2 2003 Conference Call
Script of Prepared Remarks of Pat Martin

Good afternoon everyone, and thank you for joining us today. As usual, I will make a few opening remarks, and then I’ll turn it over to Bobby, who will cover our second quarter performance in depth.

By now, I’m sure you have had the opportunity to read our earnings release. Once again, we are very pleased with the revenue and earnings growth we reported for the quarter. In the second quarter, we generated $527 million in revenue, up 7% over the second quarter of last year and up nearly 10% over the first quarter of this year. This is now our fourth consecutive quarter, with year-over-year revenue growth. This quarter we earned $0.27 per diluted share, up from $0.18 per diluted share in the same period last year – a 50% improvement. And this is now the twelfth consecutive quarter with year-over-year earnings growth. Service revenues continue to be strong and were up 11% over the second quarter 2002. Product revenues were up over 4% from the same period last year and up 11% over first quarter of this year.

We continued to strengthen our balance sheet and to generate positive cash flow, as we ended the quarter with a cash balance of over $800 million.

Much of our success has been due to the strong customer acceptance of our Information Lifecycle Management or ILM. In fact, it has resonated so well in the market that many other companies in our space have adopted this theme of Information Lifecycle Management. However, ILM is more than a marketing slogan for StorageTek. We understand the importance of offering customers a whole spectrum of storage solutions and a set of tools that allow them to understand the usage of their information and to put the right information on the right storage devices at the right time at the right price.

The world and the economic environment continue to be difficult to predict and to do business in. Despite the continued weak IT spending, despite the outbreak in SARS in Asia and Canada, we had a very strong quarter in all sectors of our business. We executed well, in both our direct and in our indirect channels; we rolled out new products, we gained market share and engaged new customers.

In the second quarter, we saw strength in the U.S. and Canada with sales growth of over 9 percent. This quarter we saw strength in the financial services and communications verticals and continued strong performance in our public sector.

In Europe, Middle-East and Africa or what we call EAME, revenues were up almost 8% on a year-over-year basis. The economies in Europe, especially in the Germanic countries, continued to show weakness in the second quarter. However, in constant currencies, we did show a 7 percent year-over-year growth in storage services in EAME. Despite the SARS scare, we also had a strong quarter in Asia Pacific as well as strong performance in Latin America. Both with double-digit increases from second quarter 2002.

Our multi-tiered distribution model is heavily dependent on our indirect channel expansion. This expansion increases our distribution coverage, drives us into new vertical markets and opens new accounts. The investments in our “Total Channel Program” which I spoke about, on last quarter’s conference call and the certification of our partners, have increased this channel’s effectiveness. As a result, this quarter our worldwide indirect channel revenue was up 11 percent over second quarter last year, led by a 17 percent increase in the US and Canada.

As I said, we had good performance across all of our business sectors – tape, disk, networking and storage services.

With revenues growing 11% this quarter over second quarter last year, our storages services business continues to be key for us. We continue to see a lot of opportunity in the services area, both in traditional maintenance as well as the professional services and consulting areas. Our customers look to our services as a key enabler and a key component required to successfully integrate and implement an Information Lifecycle Management solution.

Our different services offerings are being well received by our customers.

We have made significant progress in our professional services capabilities to offer our customers, Storage Assessment and Storage Architecture services that help them improve their infrastructure and their ability to manage it. We have also made very good progress in our Data Center Services where customers’ requirements are often related to data center consolidations and/or better asset utilization.

One of the practices, where we have seen continuing demand, is Disaster Recovery/ Business Continuity. Here we work with our customers to assess, design and implement their data protection and data recovery strategies. Finally, in our traditional break/fix service, we have seen a steady growth and improvement, in terms of the mix of services we offer to our customers, such as cross platform services and managed storage.

We are seeing increased activity and demand from customers for services, that help them lower their TCO, while at the same time help them improve their storage management capabilities, and in some cases, delegate these storage management responsibilities to us.

One customer, a leading designer and manufacturer of semiconductors, brought in StorageTek to implement a SAN for disk and tape. The redesign their backup and recovery systems and convert their direct attached disk to SAN attached. We conducted a storage assessment and designed a centralized SAN, including the migration of 18 terabytes from direct attached disk into the SAN. StorageTek planned and implemented the solution and the customer now has a stable dual path central disk solution and a tape library system that is capable of backing up 2.5 terabytes in hours vs days.

Our tape revenue was up 9% over first quarter. And while our tape revenues were essentially flat over second quarter 2002, there is more to our tape story. On a year-over-year basis, in the second quarter we grew our tape business 8% in North America. On a worldwide basis, our open tape business was up almost 10% and our LTO business grew 31%. Additionally, our 9X40 family grew almost 10% on a year-to-date basis. This tells us that we gained market share both in the enterprise level and in the mid-range. More and more customers are utilizing their resources more effectively and electing to use tape for a number of applications. Customers appreciate our technology and our product road map for tape. This quarter we launched FICON availability for the 9840B tape drive and introduced enhancements to our virtual tape product line with VSM4.

The FICON availability of our 9840B, reduces tape processing time and distance-related errors. Additionally, the 9940B recently was selected, from a long line of products, as the Datamation 2003 Product of the Year in the storage category.

VSM4 enhances the product line with higher throughput rates, increased storage density, improved reliability and serviceability, expanded connectivity capabilities, and will support native FICON attachment in the near future.

This quarter we continued to grow share with our existing clients and we also grew our customer base. One new customer, one of the largest automakers in the world, was evaluating their storage strategy and decided to exploit and expand their existing products with our software and open-systems tape products. They are now a firm believer in our ILM approach.

An existing client, one of the largest international financial services companies, wanted to improve their existing vaulting Disaster Recovery strategy and reduce their overall footprint. Additionally, they wanted to reduce their environmental costs and improve the performance. They knew they wanted a virtual tape offering and after evaluating ours vs the competitions’, the choice was clear.

We grew our online business, over last year’s second quarter, in disk and networking, by about 20 percent. The number of terabytes shipped grew by 100% both in the enterprise and in the open space environments. Again, our efforts to grow faster than the market by providing total solutions, strong products and effective product introduction have been and continue to be effective for us.

This quarter we rolled-out the D220 disk system. This scalable, open-systems solution allows customers to reduce costs, while having the same performance and capabilities that are available in enterprise-wide systems. We also launched software enhancements for BladeStore, our ATA disk offering. BladeStore now works with Snapshot and Remote Volume Mirroring software which enables seamless data replication and we are pleased with the early market acceptance of BladeStore.

This quarter, one of the largest insurance holding companies, needed to improve their disaster recovery capabilities. While the competition was significant and we were not the lowest bid, they chose StorageTek’s ILM offerings including our virtual disk and virtual tape offerings, our tape libraries, the 9840 tape drives and our professional services. This total solution not only met their storage needs, but had significant cost savings over their existing disk solution.

And we continue to be strong in the networking area. One of the top 10 water and wastewater distributors in the country needed a solution to handle all of their open systems, backup and restore requirements. The SAN we developed for them included redeploying their existing assets complemented by our 9840B tape drives, fibre channel switches and software. This gave them flexibility for storage growth and allows them to centralize their storage management capabilities.

Across all product lines and services offerings, we are winning. We continue to take market share and expand our customer base. Recently the Robert Frances Group stated that they believe that ILM constitutes “the next big bang in storage management.” Customers are not only recognizing the need for Information Lifecycle Management, they are beginning to demand it. Our approach to ILM enables customers to view storage solutions on a holistic, enterprise-wide basis, reflecting StorageTek’s aim to satisfy specific end-to-end storage solution needs. We have tape solutions for any environment and any requirement. We offer online solutions across all market segments, from enterprise-level to the mid-level customer. Our services help solve customer problems and position them for the future. We’re seeing customers embrace ILM, as they look to maximize their budget dollars and streamline their storage environment.

Bobby will go into more detail on the numbers for the quarter. Before turning the call over to Bobby, I would like to end with a few words. Last November when we gave guidance for 2003, I said that we should grow revenue in the low-to mid-single digits. Given our performance for the first half, we believe we will be at the high end of that range for the year. We also said that we would generate between $125 million to $135 million in net income. I reaffirmed those numbers in January and again in April, at our last quarterly conference call. Today I am again reaffirming that guidance, that is, we will deliver net income of between $125 million to $135 million in 2003 with revenue in the mid-single digits.

These are not easy times. Many of the economies in Europe and Japan continue to be weak. There is much disruption, in many parts of the world. Here in the U.S., we are starting to see a potential economic recovery. But the consensus is, that any recovery, will most likely be tepid. And regardless of the strength of the economic recovery, we still expect IT spending to be flat for the year. We will continue to battle it out in the marketplace and we will win. We have gained market share and will continue to do so. The current external environment is not too different, than it has been for the last 1 ½ years, various weak economies and muted IT spending. Yet, I want to stress to you that we have successfully delivered on our strategy and I expect this to continue. We have gained momentum and will continue to exploit the opportunities we have.

We had a strong quarter. We are successfully executing against our ILM strategy, we grew our customer base and continue the rollout of storage solutions. I’m excited about our opportunity in the future and look forward to talking with you at the end of the third quarter.

At this time, I’d like to turn it over to Bobby Kocol.